Exhibit 99.2

METRO CITY BANK

$3,425,500.00	April 30, 2012

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, jointly and severally if more than one, promises to pay to the order Metro City Bank or its successors or assigns at 5441 Buford Highway, Suite 109, Atlanta, GA 30340, or such other place as the holder hereof may from time to time designate in writing, the principal sum of Three Million Four Hundred Twenty-Five Thousand Five Hundred and No/100 Dollars ($3,425,500.00), plus interest on the unpaid principal balance at the rate specified below.  Interest shall be calculated on the basis of the actual number of days elapsed over a year of 360 days.

For the period commencing on the date hereof and continuing through and until the Maturity Date (hereinafter defined) interest on the principal balance hereof, or portions thereof, outstanding from time to time shall accrue at the rate per annum equal to two and 25/100ths percent (2.25%) plus the prime interest rate (hereinafter referred to as the “Prime”) quoted or published from time to time in the Money Rates section of the Wall Street Journal, or if no such rate is published in the Wall Street Journal, then the nearest comparable published rate, as determined by the holder of this Note.  The interest rate shall be adjusted monthly hereafter upon any change in the Prime to the appropriate percentage above the Prime in effect on such date. At no time shall the interest rate be less than six and 25/100ths percent (6.25%); accordingly, the rate of interest in effect as of the date hereof, and remaining in effect unless and until a monthly change occurs to the Prime and Prime is at least four percent (4.00%), is and shall be six and 25/100ths percent (6.25%) per annum.

The repayment of this note shall be as follows:

(i)            Commencing, June 1, 2012 and continuing on the same day of each month thereafter through and including September 1, 2012, payment of accrued interest only shall be due and payable;

(ii)           On September 1, 2012 (the “Maturity Date”), the entire outstanding principal balance of the indebtedness hereby evidenced, together with all accrued but unpaid interest thereon, and all other sums due to holder hereunder shall be due and payable in full.

Payments, when made, shall be applied as follows, each installment payment will be applied first to pay interest accrued to the day Lender receives the payment, then to bring principal current, then to pay any late fees, and then apply any remaining balance to reduce principal.

If any payment required to be paid by this Note is not paid in full within ten (10) days after its scheduled due date, the holder hereof may assess a late charge in the amount of five percent (5%) of the unpaid amount of the payment, or the maximum permitted by applicable law, whichever is less.

The undersigned and all guarantors and endorsers of this Note waive presentment, demand, protest and notice of non-payment and each of the undersigned is bound as a principal and not as a surety.  The undersigned and all guarantors and endorsers hereof agree to any extensions of time of payment and partial payment, before, at or after maturity, without notice.  This Note shall bear interest at the rate of four points (4.00%) per annum above the interest rate otherwise payable under the terms of this Note after maturity or in the event of default until paid in full.  Time is of the essence of this Note.

This Note and any extensions or renewals hereof is secured by (i) that certain Mortgage and Security Agreement dated of even date herewith and filed in the Recorder’s Office of Pulaski County, Arkansas, and any and all amendments and replacements thereto, executed by the undersigned in favor of Metro City Bank and (ii) other security.

Failure to make any payment when due, or any default under any encumbrance or agreement securing this Note, or any default in any document executed simultaneously herewith in connection with the loan, shall cause the entire remaining unpaid balance of principal and interest to be declared immediately due and payable at the option of the holder of this Note.

In the event holder shall employ counsel to collect this obligation or to administer, protect or foreclose the security given in connection herewith, the undersigned, jointly and severally if more than one, agrees to pay reasonable attorney’s fees for services of such counsel, whether or not suit is brought, plus costs incurred in connection therewith.

This Promissory Note will be governed by, construed and enforced in accordance with federal law and the laws of the State of Georgia, except and only to the extent of procedural matters related to the perfection and enforcement of Lender’s rights and remedies against the real and personal property collateral, which matters shall be governed by the laws of the State of Arkansas.  However, in the event that the enforceability or validity of any provision of this Agreement is challenged or questioned, such provision shall be governed by which whichever applicable state or federal law would uphold or would enforce such challenged or questioned provision.  The loan transaction which is evidenced by this Note has been applied for, considered, approved and made, and all necessary loan documents have been accepted by Lender in the State of Georgia.

If the Note is mutilated, lost, stolen or destroyed, then upon surrender thereof (if mutilated) or receipt of evidence and indemnity (if lost, stolen or destroyed) the undersigned shall execute and deliver a new note of like tenor, which shall show all payments which have been made on account of the principal hereof.

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IN WITNESS WHEREOF, the undersigned has executed this Note under seal as of the date first above written.

APH&R PROPERTY HOLDINGS, LLC

By:	/s/ Christopher F. Brogdon	(L.S.)
Christopher F. Brogdon, Manager